Exhibit 10.1

EMPLOYMENT AGREEMENT

Ceridian HCM, Inc.

- and -

Samer Alkharrat
(“Employee”)

Date: June 5, 2023

ARTICLE 1

DEFINITIONS

In this Employment Agreement (the “Agreement”), unless something in the subject matter or context is inconsistent therewith, all defined terms shall have the meanings set forth below:

1.01
“Affiliate” shall mean with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
1.02
“Base Salary” shall mean the regular cash compensation paid on a periodic basis as contemplated in Section 3.01, exclusive of benefits, bonuses or incentive payments.
1.03
“Board” shall mean the Board of Directors of Ceridian HCM Holdings Inc.
1.04
“Cause” shall mean cause as defined under Section 4.01.
1.05
“Ceridian” shall mean Ceridian HCM and all of its respective Affiliates, or any one of them.
1.06
"Ceridian HCM" shall mean Ceridian HCM, Inc. a Delaware corporation having a business address at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425 U.S.A., and any successor in interest by way of consolidation, operation of law, merger or otherwise.
1.07
“Ceridian HCM Holding” means Ceridian HCM Holding, Inc., a Delaware corporation having a business address at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425 U.S.A., and any successor in interest by way of consolidation, operation of law, merger or otherwise.
1.08
“Code” shall mean the Internal Revenue Code of 1986, as amended.
1.09
“Confidential Information” shall mean all information created, developed, known or used by Ceridian in connection with its business, including but not limited to any computer software and designs, program, code, formula, design, prototype, compilation of information, data, techniques, process, information relating to any product, device, equipment or machine, industrial or commercial designs, customer information, financial information, marketing information, business opportunities, and the results of research and development, including without limitation (and whether or not marked as “proprietary,” “private” or “confidential"):
(a)
information or material relating to Ceridian and its business as conducted or anticipated to be conducted, including without limitation: business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;
(b)
information or material relating to Ceridian’s inventions, ideas, improvements, discoveries, “know-how,” “negative know how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, products or software;
(c)
trade secrets of Ceridian;
(d)
software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian;
(e)
information relating to employees of Ceridian including with respect to compensation, positions, job descriptions, responsibilities, areas of expertise and experience; and
(f)
any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is now or subsequently becomes properly generally publicly available or in the public domain; is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with Ceridian; or is required to be disclosed by law or legal process. Notwithstanding the foregoing, information which is made generally publicly available by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement and reasonable business practice will not be generally publicly available or in the public domain for the purposes of this Agreement.

1.10
“Disability” shall mean total and permanent disability, as defined in the Disability Plan.

“Disability Plan” shall mean Ceridian’s group long-term disability plan applicable to Employees, as may be amended from time to time in Ceridian’s sole discretion

1.11
“Good Reason” means one or more of the following events which shall occur without Employee’s express written consent:

(a) A reduction by Ceridian HCM in Employee 's Base Salary or opportunity to earn incentive pay (as contemplated under Section 3.02 below, but for certainty subject to Ceridian HCM’s discretion as expressly set forth therein), as the same may be increased from time to time thereafter or any failure by Ceridian HCM to pay any portion of Employee’s compensation when due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Ceridian HCM promptly after receipt of written notice thereof given by Employee;

(b) Without replacement by plans, programs or arrangements which, taken as a whole, provide benefits to Employee at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian HCM to continue in effect, any life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Employee is participating; or (B) the taking of any action by Ceridian HCM that would materially and adversely affect Employee's participation or materially reduce Employee's benefits under any of such plans, programs or arrangements, in each case, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied retroactively by Ceridian HCM promptly but in no event later than sixty (60) days after receipt of written notice thereof given by Employee;

(c) A material, adverse change in the Employee’s title, authority, duties or responsibilities (other than as specifically authorized by the Employee, or which is temporarily while the Employee is physically or mentally incapacitated, or as may be required by applicable law) which has the effect of materially diminishing Employee's responsibility or authority, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Ceridian HCM promptly after receipt of written notice thereof given by Employee; or

(d) Any material breach of this Agreement by Ceridian HCM, or the failure by a successor to Ceridian to assume the provisions this Agreement, other than an isolated, insubstantial and inadvertent breach or failure not occurring in bad faith which is remedied retroactively by Ceridian HCM promptly but in no event later than sixty (60) days after receipt of written notice thereof given by Employee.

Notwithstanding anything to the contrary contained in this definition, no Good Reason shall be effective or deemed to occur, unless notice referencing the definition of Good Reason in this Agreement and including a description of the factors constituting the alleged “Good Reason” is provided in writing to the Chief Human Resource Officer of Ceridian HCM by Employee (or his representatives on his behalf) within 90 days of the occurrence of such event and Ceridian HCM fails to cure such alleged “Good Reason” within 30 days; provided that in the event Ceridian HCM terminates Employee for Cause, any failure by Employee (or his representatives on his behalf) to provide notice of an alleged “Good Reason” prior to such termination shall not prejudice Employee’s right to claim that a “Good Reason” occurred prior to such termination.

1.12
“Person” is to be interpreted broadly and shall include any individual, partnership, firm, corporation, company, limited liability or joint stock company, trust, unincorporated association, joint venture, syndicate, governmental entity or any other entity, and pronouns have a similarly extended meaning.

ARTICLE 2

EMPLOYMENT, DUTIES AND TERM
2.01
Employment. Upon the terms and conditions set forth in this Agreement, Ceridian HCM hereby confirms the employment of the Employee as EVP, Chief Revenue Officer for Ceridian HCM, reporting to the President, Customer and Revenue Operations of Ceridian, or to such other role as identified by Ceridian in its sole discretion going forward, and Employee hereby accepts such employment.
2.02
Duties and Responsibilities. As EVP, Chief Revenue Officer of Ceridian HCM, Employee shall:
(a)
Devote substantially all of his or her full-time and reasonable best efforts to Ceridian and to fulfilling the duties of his or her position which shall include such duties as set out in Appendix A hereto, and as may from time to time be assigned to him/her by his or her manager, provided that such duties are reasonably consistent with Employee’s education, experience and background (for the avoidance of doubt, Employee may engage in civic and not-for-profit activities, and serve on the boards of directors or serve as a consultant to non-competitive private or public companies; provided, in each case that such activities do not materially interfere with the performance of Employee’s duties to Ceridian or otherwise contradict Ceridian’s Code of Conduct ("the Code"); further, Ceridian’s consent is hereby granted for Employee’s service as a member of the board of directors of Picacity AI and as an advisor to aiXplain, Mindtickle, Gaia Ventures, Enveil, Borza and Marketbeam (each, a “Current Outside Activity”) and the Employee warrants that such activity does not currently, and is not anticipated in the future, to create a conflict of interest contrary to the Code and undertakes to raise such conflict should it occur in the future;
(b)
comply with Ceridian’s policies and procedures, including, but not limited to its Code, to the extent that such policies and procedures are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail.
2.03
Term. Subject to the provisions of Section 4, the Employee’s employment pursuant to this Agreement shall commence on the June 8th, 2023, or such earlier date as the parties agree (the “Start Date”), and shall continue until terminated by either party in accordance with the terms hereof (the “Term”).
2.04
Employee Representation. Employee hereby represents to Ceridian HCM that the execution and delivery of this Agreement by Employee and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene the terms of any other employment agreement or other agreement or policy to which Employee is a party or otherwise bound.
2.05
Legal Work Requirements. This Agreement and Employee’s continued employment with Ceridian HCM is contingent upon Employee meeting and maintaining throughout his or her employment, all requirements necessary to be legally entitled to work for Ceridian HCM within the United States, performing the roles assigned in connection with this position.

ARTICLE 3

COMPENSATION AND EXPENSES
3.01
Base Salary. In exchange for all services rendered by Employee under this Agreement during the Term, Ceridian HCM shall pay Employee a Base Salary of Six Hundred Thousand Dollars ($600,000) USD per year, which amount will be subject to periodic review in accordance with Ceridian HCM’s salary review process. The Base Salary shall be paid in accordance with Ceridian HCM’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

3.02 Incentive Plan. Employee shall be eligible to participate in a variable incentive plan (the “Incentive Plan”), which plan will be pro-rated in 2023 to the Employee’s Start Date (i) on the same terms and conditions applicable to other similarly situated Ceridian employees, (ii) with a target annual value based on one hundred percent (100%) of Employee’s Base Salary. The Incentive Plan compensation payable shall be at the sole discretion of Ceridian HCM. The specific objectives and success criteria of the Incentive Plan shall be established by Ceridian each year, subject to change from time to time, in its sole discretion and subject to the plan documents for each element of the Incentive Plan. Ceridian shall have the right to alter, amend or discontinue any incentive plans, including the Incentive Plan, or Employee’s participation therein, with or without prior notice and without compensation to Employee, provided the changes are consistent with those affecting other employees at Employee’s same or similar level and the Employee acknowledges and agrees that such changes will not constitute a constructive dismissal of the Employee’s employment. Payment, if any, under the Incentive Plan is at the sole discretion of Ceridian HCM and will only be made if Ceridian’s senior management team, the Board of Directors, compensation committee and/or other required personnel approve the amount to fund the Plan.

3.03 Signing bonus. Employee will be entitled to a one-time signing bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000) USD (less applicable statutory withholdings as required by law), which will be paid to the Employee at the same time as the first regular payment of the Employee’s Base Salary. Employee must be employed by Ceridian HCM at the time such bonus is to be paid in order to be entitled to receive it. If Employee voluntarily terminates employment with Ceridian (other than for Good Reason), or Ceridian terminates the Employee’s employment for Cause (as defined by Article 4.01 hereof) at any time within 2 years from the Employee’s Start Date, the Employee will be required to repay Ceridian the amount of this signing bonus, pro-rated based on the number of completed years worked less than 2 (i.e. if Employee resigns after completing one year of work, Employee will be required to pay one-half (1/2) of the signing bonus). Employee hereby expressly authorizes Ceridian to deduct amounts owing hereunder from any amounts owing to Employee on termination, to the extent permitted by state and federal law.

3.04 Benefit Plans. Employee shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by Ceridian to its senior Employee employees in the applicable country, to the extent that Employee’s position, tenure, salary, and other qualifications make Employee eligible to participate.

3.05 Business Expenses. Ceridian HCM shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Employee in performing his or her duties as an employee of Ceridian HCM, provided that Employee accounts promptly for such expenses to Ceridian HCM in accordance with Ceridian HCM’s applicable expense reimbursement policy the manner prescribed from time to time by Ceridian HCM.

3.06 Vacation. Employee is entitled to participate in Ceridian’s Time Away from Work program or other employee personal days off/vacation programs offered generally from time to time by Ceridian to its senior executive employees in the applicable country, to the extent that Employee’s position, tenure, salary and other qualifications make the Employee eligible to participate.

3.07 Equity Grants. Subject to approval by the Board and the execution and delivery of appropriate documentation related thereto, Ceridian HCM will recommend to the Board of Directors to provide the Employee with a restricted stock units (“RSUs”) award under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (as may be amended from time to time (“2018 EIP”)) with a value of Five Million ($5,000,000) USD. All equity awards are granted subject to and in conformity with the provisions of the 2018 EIP, the applicable award agreement, and/or such other agreements as may be required to be entered into between the Employee and Ceridian. On the date of grant of the equity awards, the number of RSUs awarded will be determined based upon the closing price of a share of Common Stock on the New York Stock Exchange. Ceridian’s ticker symbol is “CDAY”. Details of the RSU award will be communicated to the Employee under separate cover upon approval by our Board of Directors.

In addition, subject to approval by the Board and the execution and delivery of appropriate documents related thereto, Ceridian HCM will recommend to the Board that the Employee be granted a long-term equity incentive award at the same time as the 2024 LTIP is granted, with a fair market value equal to One Million Dollars ($1,000,000.00) USD in the form of Performance-Based RSUs (”PSUs)” under the 2018 EIP based on specific performance objectives and success criteria established by Ceridian and approved by the Board, subject to change from time to time, in the Board’s sole discretion.

The RSU grant will vest in three equal tranches, one third (1/3) each, on the first three (3) anniversaries of the date of grant, subject to the Employee’s continued service through the applicable vesting date. The PSU grant will vest in three equal tranches, one third (1/3) each, on the first three (3) anniversaries of the date of grant, subject to the Employee’s continued service through the applicable vesting date and successful attainment of the performance criteria.

3.08 LTIP In addition, Employee will be eligible to participate in the Ceridian’s Long Term Incentive Plan (“LTIP”), commensurate with Employee’s level in place from time to time. Any granting under the LTIP plan would be conditional upon Company performance, individual performance, any other measure as deemed appropriate in Ceridian’s sole discretion and subject to board approval. The Company has the right to change the plan, including discontinuation, at Ceridian’s sole discretion.

For 2024, the Employee’s LTIP award will have a fair market value equal to no less than Three Million ($3,000,000) Dollars USD in the form of either stock options, RSUs and/or performance unit awards (shares) based on specific performance objectives and success criteria established by Ceridian, subject to change from time to time, in its sole discretion.

Future long-term equity incentive grants will reflect levels of competitiveness consistent with Ceridian’s compensation philosophy. The specific objectives and success criteria of the long-term equity incentive shall be established by Ceridian each year, subject to change from time to time, in its sole discretion. Ceridian shall have the right to alter, amend or discontinue any long-term equity incentive plan or Employee’s participation therein, with or without prior notice and without compensation to Employee, provided the changes are consistent with those affecting other employees at Employee’s same or similar level and the Employee acknowledges and agrees that such changes will not constitute a constructive dismissal of the Employee’s employment.

All equity awards contemplated under this Section 3.08 shall be provided subject to and in conformity with the provisions of the 2018 EIP and / or such other agreements as may be required by Ceridian HCM Holding to be entered into between Employee and Ceridian HCM Holding.

3.09 Deductions. Ceridian HCM shall be entitled to make such deductions and withholdings from Employee’s remuneration as Ceridian HCM reasonably determines are by law are required to be made, and as may be required by Employee’s participation in any of the benefit programs described herein.

3.10 Indemnification and Insurance. In addition to any benefits provided under applicable law, Employee will be entitled to the benefits of those provisions of Ceridian HCM’s Certificate of Incorporation and By-Laws, as may be amended from time to time, which provide for indemnification of directors and officers of Ceridian HCM (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to the Employee as a director or officer of Ceridian HCM). The rights of the Employee under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as the Employee may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section 3.10 are intended to protect and indemnify him or her against.

Ceridian HCM shall, at no cost to the Employee, at all times include the Employee, during the Term and for so long thereafter as the Employee may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by Ceridian HCM, which policy shall provide such coverage in such amounts as the Board of Directors of Ceridian HCM shall deem appropriate for coverage of all directors and officers of Ceridian HCM.

ARTICLE 4

EARLY TERMINATION
4.01
Termination for Cause. Ceridian HCM may terminate this Agreement and Employee’s employment immediately for Cause. For the purpose hereof "Cause" shall mean:
(a)
conduct by Employee involving theft or misappropriation of assets of Ceridian;
(b)
fraud, embezzlement or an indictable offense by Employee;

(c)
any material act of dishonesty, financial or otherwise, by Employee against Ceridian;
(d)
intentional violations of law by Employee involving moral turpitude;
(e)
any material violation of Ceridian’s Code of Conduct and ethics policies by Employee; or
(f)
the continued failure by Employee to attempt in good faith to perform his or her duties as reasonably assigned to Employee pursuant to Section 2.02 of ARTICLE 2 of this Agreement, after receiving not less than 90 days written notice of such failure and a demand to rectify such failure (which notice specifically identifies the manner in which it is alleged Employee has not attempted in good faith to perform such duties).

Should Employee be terminated for Cause, Employee is only entitled to payment of unpaid wage and accrued, yet unused vacation (if applicable), up to and including the separation date.

4.02
Termination Without Cause, by Employee for Good Reason. Ceridian HCM may terminate this Agreement and Employee's employment Without Cause immediately upon written notice to Employee or Employee may resign for Good Reason. In the event of termination of Employee’s Employment without Cause pursuant to this Section 4.02 or Employee’s resignation for Good Reason and subject to Section 4.05 and 4.06, compensation shall be paid to Employee as follows, within 60 days after the date of the Employee’s employment termination date or resignation date and after signing and not revoking the release agreement set out in Section 4.05:
(a)
a lump sum cash payment (subject to receipt of the general release of claims to be executed by the Employee contemplated in Section 4.05 below), equal to 12 months Base Salary and Incentive Plan payment at the annual target amount.
(b)
reasonable outplacement services, to be provided through Ceridian HCM’s preferred provider of such services;
(c)
for a period of up to twelve (12) months following the date of Employee’s termination, or until Employee is no longer eligible for “COBRA” continuation coverage, whichever is earlier, and subject to Employee’s valid election to continue health care coverage under Section 4980B of the Code (“COBRA”), Ceridian HCM will subsidize Employee’s COBRA payment obligations, and the payment obligations of Employee’s covered family members (as long as they are qualified beneficiaries at the time of Employee’s termination and remain qualified beneficiaries in accordance with the terms and conditions of the benefit plan);

4.03
Termination by Employee without Good Reason upon Written Notice. Employee may terminate this Agreement and his or her employment without Good Reason at any time on at least

90 days' prior written notice to Ceridian HCM, or such shorter period of notice as may be accepted by Ceridian HCM in writing. Ceridian HCM shall be entitled to waive entirely, or abridge, such notice period, without being required to pay Employee any severance payment in lieu or other compensation in respect of such notice period.
4.04
Termination in the Event of Death or Disability. This Agreement and Employee’s employment shall terminate in the event of death or Disability of Employee, in which case the following will apply:
(a)
In the event of Employee’s Disability, Base Salary shall be terminated as of the end of such period that Employee is unable to perform his or her duties on a full-time basis and that establishes that Employee suffers from a Disability pursuant to the Disability Plan;
(b)
In the event of termination by reason of Employee’s death or Disability, and subject to Sections 4.05 and 4.06, Ceridian HCM shall pay to Employee a prorated portion (to the date of termination) of the Incentive Plan compensation (at target level), if any, to which Employee would otherwise have become entitled for the fiscal year in which his or her death or Disability occurs had Employee remained continuously employed for the full fiscal year, calculated by multiplying such Incentive Plan compensation by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator or which is 365. The amount payable pursuant to this Section 4.04(b) shall be paid within 15 days after the date such Incentive Plan would have otherwise been paid had Employee remained employed for the full fiscal year; i.e. the payout date for all other Ceridian employees and Employees.
4.05
Entire Termination Payment. The compensation provided for in this ARTICLE 4 for termination of this Agreement and Employee’s employment pursuant to Sections 4.02, 4.03 or 4.04 shall constitute Employee's sole remedy for such termination. Employee shall not be entitled to any other notice of termination, or termination or severance payment which otherwise may be payable to Employee under common law, case law, statute, in equity or other agreement between Employee and Ceridian HCM, and he or she shall have no action, cause of action, claim or demand against Ceridian HCM or other Ceridian Affiliate or any other Person as a consequence of such termination. It shall be a condition of the payment of the compensation provided for in this ARTICLE 4 that Employee shall timely execute a general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) and not revoke the Release in the time provided to do so. Ceridian HCM shall provide Employee with release not later than five business days following the Employee’s termination of employment and Employee must execute and deliver the Release within 21 days (or, to the extent required by applicable law, 45 days) following the date Ceridian HCM delivers the Release to the Employee.
4.06
Return of Records upon Termination. Immediately upon termination of Employee’s employment with Ceridian HCM for any reason whatsoever, all documents, records, notebooks, and similar repositories of, or containing, trade secrets or intellectual property of Ceridian, or any Confidential Information, then in Employee’s possession or control, including copies thereof, whether prepared by Employee or others, will be returned to Ceridian.

4.07
Code Section 409A. It is the parties’ intention that payments under this ARTICLE 4 will be exempt from the requirements of Section 409A of the Code (“Section 409A”) because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent. If any payment is or becomes subject to the requirements of Section 409A, the Agreement, as it relates to such payment, is intended to comply with the requirements of Section 409A. Further, any payments that are subject to the requirements of Section 409A may be accelerated or delayed only if and to the extent otherwise permitted under Section 409A. All payments to be made under the Agreement upon a termination of employment may only be made upon a “separation of service” as defined under Section 409A and any “separation from service” shall be treated as a termination of employment. If the provision of a benefit or a payment is determined to be subject to Section 409A, then, if Employee is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A as of Employee’s date of termination, no amount that constitutes a deferral of compensation that is payable on account of the Employee’s separation from service shall be paid to Employee before the date that is the first day of the seventh month after Employee’s date of termination or, if earlier, the date of Employee’s death (the “delayed payment date”). All such withheld amounts will be accumulated and paid, without interest, on the delayed payment date.

Notwithstanding anything to the contrary in this Agreement, with respect to payments that are not exempt from Section 409A (if any) and are subject to the Employee’s execution and delivery of a release:

(i) If the Employee fails to execute the release on or prior to the expiration date set forth in the release or timely revokes Employee’s acceptance of the release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the release, and

(ii) In any case where the employment termination date and the latest date the release revocation period could expire fall in two separate taxable years, any payments required to be made to the Employee that are conditioned on the release (and would otherwise be made in the earlier of such taxable years) shall be made in the later taxable year. Any payments that are delayed pursuant to this Section (ii) shall be paid in a lump sum on the latest of the date the Employee executes and does not revoke the release (and the applicable revocation period has expired), the first business day in such later taxable year, or the date payment is otherwise due under the terms of this Agreement.

ARTICLE 5

CONFIDENTIALITY AND ETHICS
5.01
Confidentiality. Employee acknowledges Ceridian’s representation that it has taken reasonable measures to preserve the secrecy of its Confidential Information. Employee will not, during the term or after the termination or expiration of this Agreement or his or her employment, download, upload, copy, transfer, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian HCM, except that, during Employee’s employment, Employee shall be entitled to download, upload, copy, transfer, use and disclose

Confidential Information (i) as reasonably required to perform Employee’s duties as an employee of Ceridian, and (ii) in the reasonable conduct of the business and Employee’s role within the business. If Employee leaves the employ of Ceridian, Employee will not, without Ceridian’s prior written consent, retain, remove, or take away any drawing, writing or other record in any form containing any Confidential Information. Further, Employee agrees to comply with the terms and conditions of Ceridian’s Privacy Guidelines & Pledge of Confidentiality, the terms of which are attached hereto as Appendix B and are incorporated herein by reference and form a part of this Agreement.
5.02
Business Conduct and Ethics. During the Term, Employee will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian’s policies and guidelines pertaining to business conduct and ethics.
5.03
Policies. Employee agrees to follow the policies and procedures established by Ceridian from time to time.
ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS, DISCLOSURE
AND ASSIGNMENT
6.01
Disclosure. Employee will disclose promptly in writing to Ceridian all inventions, improvements, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Employee's own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business. Except for inventions excluded under Cal. Labor Code § 2870 and disclosed by Employee on Appendix D (which are incorporated herein by reference and form a part of this Agreement), all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian immediately upon conception, development, creation, production or reduction to practice, and Employee hereby waives any and all moral rights that he or she may have therein.
6.02
Instruments of Assignment. Employee will sign and execute all instruments of assignment and other papers to evidence transfer of Employee's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Employee will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof, in each case as reasonably necessary. If Employee is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Employee, Employee agrees to do so, and if Employee leaves the employ of Ceridian, Ceridian shall pay Employee at a rate mutually agreeable to Employee and Ceridian, plus reasonable travel or other expenses.
6.03
Ceridian’s IP Development Agreement. Without limiting the generality of the foregoing, Employee agrees to comply with the terms and conditions of Ceridian’s Intellectual Property

Agreement as amended from time to time, the current terms of which are attached hereto as Appendix C and are incorporated herein by reference and form a part of this Agreement.
ARTICLE 7

NON-DISPARAGEMENT, NON-RECRUITMENT and DUTY OF LOYALTY

7.01 General. The parties hereto recognize and agree that (a) Employee is a senior employee of Ceridian, (b) Employee has received, and will in the future receive Confidential Information (c) Ceridian’s business is conducted on a worldwide basis and, (d) provision for non-disparagement obligations by Employee is critical to Ceridian’s continued economic well-being and protection of Ceridian’s Confidential Information. In light of these considerations, this ARTICLE 7 sets forth the terms and conditions of this Employees obligations of non-disparagement subsequent to the termination of this Agreement and/or Employee’s employment for any reason.

7.02 Non-disparagement. Employee covenants and agrees that during the course of Employee’s employment by Ceridian, and subsequent to the termination thereof, for any reason, Employee shall not disparage or otherwise portray in a negative light, whether verbally or in writing to any third party, Ceridian, its business or any of its shareholders, directors, officers, employees or agents. This paragraph will not be construed or applied in a manner that interferes with Employee’s rights under the National Labor Relations Act, including but not limited to Employee’s rights to discuss working conditions and other work-related information with co-workers.

7.03 Duty of Loyalty. During the terms of this Agreement, Employee will devote substantially all of his or her full time and energy to furthering Ceridian’s business and will not pursue any other business activity without Ceridian’s written consent.

7.04 Non-Recruitment and Other Restrictive Covenants. During the term of employment and for a one year period following termination of employment for any reason, Employee will not directly or indirectly hire any of Ceridian’s employees, or solicit any of Ceridian’s employees for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Employee own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by any person or entity which engages in the conduct prescribed in this Section. This provision shall not preclude Employee from responding to a request (other than by Employee’s employer) for a reference with respect to an individual’s employment qualifications. This Section 7 shall be limited to situations where Employee is aided in his or her conduct by the use or disclosure of trade secrets (as defined by California law, as appropriate).

7.05 Defend Trade Secrets Act. Notwithstanding Employee’s obligations under this ARTICLE 7 and otherwise, Employee understands that pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Employee acknowledges that Employee has the right to disclose in confidence trade secrets to

Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee also acknowledges that Employee has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.06 Survival and Enforceability. Without limiting the generality of Section 8.03, the obligations of this ARTICLE 7 shall survive the termination or expiration of this Agreement and Employee’s employment. Should any provisions of this ARTICLE 7 be held invalid or illegal, such illegality shall not invalidate the whole of this ARTICLE 7 or the agreement, but, rather, ARTICLE 7 shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this ARTICLE 7 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable law. This ARTICLE 7 does not replace and is in addition to any other agreements Employee may have with Ceridian on the matters addressed herein.

ARTICLE 8

GENERAL PROVISIONS
8.01
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ceridian HCM, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian HCM, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian HCM's obligations hereunder.
8.02
Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at the addresses set forth in the signature blocks below. Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.
8.03
Survival. The obligations of Section 5.01 and Articles 6 and 7 shall survive the expiration or termination of this Agreement and Employee’s employment.
8.04
Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
8.05
Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Subject to applicable law, if there is a conflict or inconsistency between the terms of this Agreement and applicable law, the terms of this Agreement will govern to the extent of that conflict or inconsistency, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.06
Severability. If any provision of this Agreement is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be conclusively deemed to be severable and to have been severed from this Agreement and the balance of this Agreement shall remain in full force and effect, notwithstanding such severance. To the extent permitted by law, each of the parties hereto hereby waives any law, rule or regulation that might otherwise render any provision of this Agreement invalid, illegal or unenforceable.
8.07
Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
8.08
Modification. Any changes or amendments to this Agreement must be in writing and signed by both parties, which writing explicitly states the intent of the parties hereto to supplement the terms herein.
8.09
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment or change of control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.
8.10
Execution of Agreement. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterpart together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.
8.11
Taxes. Ceridian is authorized to withhold from any payments made hereunder and any other compensation payable to Employee in any capacity amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as Ceridian reasonable determines is advisable to enable Ceridian and Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.
8.12
Currency. All payments made hereunder shall be in the currency of the United States.
8.13
Breach of Restrictive Covenants. Employee acknowledges and agrees that any breach by Employee of the restrictions set forth in Article 5 and Article 7 shall be considered a material breach of this Agreement entitling Ceridian to seek damages and pursue any additional rights or remedies as may be available to it at law or in equity.

ARTICLE 9

EMPLOYEE’S UNDERSTANDING
9.01
Employee’s Understanding. Employee recognizes and agrees that he or she has read and understood all and each Article, Section and paragraph of this Agreement, and that he or she has received adequate explanations on the nature and scope of those Articles, Sections and paragraphs which he or she did not understand. Employee recognizes that he or she has been advised that the Agreement entails important obligations on his or her part, and recognizes that he or she has had the opportunity of consulting his or her legal adviser before signing the Agreement.
9.02
Employment At-Will. Nothing in this Agreement is intended to establish any minimum period of the Employee’s continuing employment, and such employment continues to be on an “at-will” basis. The Employee acknowledges that his or her employment with Ceridian HCM is terminable at will at any time by either party subject to the provisions regarding Termination in Section 4.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CERIDIAN HCM, INC.

Per: /s/ Susan Tohyama

Name: Susan Tohyama

Title: Chief Human Resource Officer

Ceridian HCM, Inc.
Attn: Legal Department
3311 East Old Shakopee Road
Bloomington, MN 55425

EMPLOYEE

/s/ Samer Alkharrat

Samer Alkharrat

[Address Omitted]

APPENDIX A

The Chief Revenue Officer is responsible for all strategic development and revenue generation processes to meet the company objectives. In this role, the CRO will drive better integration and alignment within the organization between development and revenue-related functions including but not limited to; marketing, sales, product development, client satisfaction and retention to drive business growth and market share. Specifically, The Chief Revenue Officer will be accountable for:

•
Partnering with other members of the executive team to execute the current corporate strategic plan, and develop future plans
•
Work closely with the executive team and board of directors to develop growth strategies for pioneering new markets and competitive opportunities.
•
Ensure performance, strategy, and alignment of the organization’s revenue-generating departments
•
Manage a global sales team that can drive business growth across all customer segments and profiles, and share accountability with the marketing function for improving the individual customer experience and strategy
•
Lead sales organization change initiatives by continuously assessing the need for organizational change, championing change initiatives, and removing obstacles impeding constructive organizational change.
•
Establish and maintain productive peer-to-peer relationships with customers and prospects.
•
Work closely with the executive team and board of directors to develop growth strategies for pioneering new markets and competitive opportunities.
•
Build a robust and accurate revenue pipeline and forecasting.

Appendix B

Privacy Guidelines & Pledge of Confidentiality

As an employee of Ceridian HCM, Inc. or one of its affiliates (collectively “Ceridian”), you will be in a position of trust and confidence, and will have access to and become familiar with Confidential Information (as that term is defined in the Employment Agreement to which this Appendix is attached) created, developed, used by or in possession of Ceridian. The unauthorized uploading, downloading, copying, transfer, disclosure to or unauthorized use could seriously harm Ceridian’s business and cause monetary loss that would be difficult, if not impossible, to measure

Ceridian is sensitive to the necessity of maintaining the confidentiality of Confidential Information. Ceridian recognizes both the inherent right to privacy of every individual and its obligation to preserve the confidentiality of Confidential Information kept in its files. Ceridian is also aware of the concerns about individual privacy and perceived possible abuses of Confidential Information kept in automated data banks and other forms. Ceridian has, therefore, established privacy guidelines to ensure the protection, to the best of Ceridian’s ability, of all Confidential Information in its possession, in whatever form it is kept, whether it be an automated data bank, manual (or paper) file, microfiche or any other form. Accordingly, all Confidential Information in the possession of Ceridian, whether from clients or from Ceridian’s own employees or contractors, must be handled and protected in accordance with the following principles:

1. The independent consideration which you shall be entitled to receive in consideration of agreeing to the terms of this Appendix, shall consist of employment by Ceridian in accordance with Ceridian’s written offer of employment. You acknowledge that the foregoing independent consideration consists of real, bargained-for benefits to which you would have no entitlement but for your agreement to be bound by the terms set forth in this Appendix. You further acknowledge that you were not entitled to receive the foregoing independent consideration prior to agreeing to the terms of this Appendix. The terms of this Appendix shall and do form an integral part of the terms of your employment with Ceridian, and shall be considered incorporated into the terms of your offer of employment and / or employment agreement with Ceridian.

2. You acknowledge Ceridian’s representation that it has taken and intends to take reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring you to agree to the terms of this Appendix, as a condition of and part of the terms of your employment with Ceridian. You will hold all Confidential Information in the strictest confidence, and will not directly or indirectly copy, reproduce, disclose or divulge, or permit access to or use of, or obtain any benefit from, the Confidential Information or directly or indirectly use the Confidential Information other than as (a) as reasonably required to perform your duties as an employee of Ceridian, or (b) in the reasonable conduct of the business and your role within the business. For greater certainty, you shall not use the Confidential Information directly or indirectly upload, download, copy, transfer, in any business other than the business of Ceridian, without the prior written consent of Ceridian. Confidential Information is the exclusive property of Ceridian or its Clients (as the case may be), and you will not divulge any Confidential Information to any person except to Ceridian’s qualified employees or advisers or other third parties with whom Ceridian has confidential business relations, and you will not, at any time, use Confidential Information for any purpose whatsoever, except as required to perform your duties as an employee of Ceridian or in the reasonable conduct of the business or your role within the business. Without limiting the generality of the foregoing, you acknowledge and agree that Confidential Information received from a Client is to be used only for the purposes intended by the Client when entering into an agreement with Ceridian, and will not be uploaded, downloaded, copied, transferred or used for any other purpose. Confidential Information will only be kept for the limited period of time necessary for Ceridian to fulfil its obligations. Regardless of the reason for termination of your employment (and whether or not you or Ceridian terminate the employment relationship): (a) you will not after the term of your employment, disclose Confidential Information which you may learn or acquire during your employment to any other person or entity or use any Confidential Information for your own benefit or for the benefit of another; and (b) you will immediately deliver to Ceridian all property and Confidential Information in your possession or control which belong to Ceridian.

3. You acknowledge that your breach of the terms of this Appendix may cause irreparable harm to Ceridian and that such harm may not be compensable entirely with monetary damages. If you violate the terms of this Appendix, Ceridian may seek injunctive relief or any other remedy allowed at law, in equity, or under the terms of this agreement. In connection with any suit by Ceridian hereunder, Ceridian shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees or other remuneration which you have realized, as a result of the violation of the terms of this agreement which is the subject of the suit. You acknowledge and agree that nothing herein shall affect Ceridian’s rights to bring an action in a court of law for any legal claim against any third party who aids you in violating the terms of this agreement or who benefits in any way from your violation hereof.

4. You understand and agree that the terms of this Appendix shall apply no matter when, how or why your employment terminates and regardless whether the termination is voluntary or involuntary, and that the terms shall survive the termination of your employment.

5. If any one or more of the terms of this Appendix are deemed to be invalid or unenforceable by a court of law, the validity, enforceability and legality of the remaining provisions will not, in any way, be affected by or impaired thereby; and, notwithstanding the foregoing, all provisions hereof shall be enforced to the extent that is reasonable.

6. Ceridian’s decision to refrain from enforcing a breach of any term of this Appendix will not prevent Ceridian from enforcing the terms hereof as to any other breach that Ceridian discovers and shall not operate as a waiver against any future enforcement of any part of this Appendix, any other agreement with you or any other agreement with any other employee of Ceridian.

7. You hereby represent and agree with Ceridian that: (a) you are not bound or restricted by a non-competition agreement, a confidentiality or non-disclosure agreement, or any other agreement with a former employer or other third party, which would conflict with the terms of this offer; and (b) you will not use any trade secrets or other intellectual property belonging to any third party while performing services for Ceridian; and (c) you are of legal age, under no legal disability, have full legal authority to enter into this agreement and have had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this Appendix, the sufficiency of the independent consideration provided to you, and the reasonableness of the restrictions set forth herein.

Ceridian employs a Privacy Officer who is charged with ensuring that Ceridian complies with all privacy-related obligations imposed by statute or contract. Any questions regarding the collection, use, access, disclosure, retention or destruction of Confidential Information should be directed to the Privacy Officer.

Adherence to the guidelines set out above is a requirement for continued employment with Ceridian. Material breaches of these guidelines may result in discipline up to and including dismissal, or in the case of contractors, cancellation of your contract with Ceridian.

APPENDIX C

Intellectual Property Agreement

In consideration of Ceridian HCM, Inc. or one of its affiliates (collectively “Ceridian”) offering me employment, I hereby expressly acknowledge and agree as follows:

1.0
Except for inventions excluded under Cal. Labor Code § 2870 and disclosed by me on Appendix D, all Ceridian developments which I may solely or jointly author, conceive, or develop, or reduce to practice, or cause to be authored, conceived, or developed, or reduced to practice, during the term of my employment with Ceridian (collectively “Developments”) are the property of Ceridian. I will promptly make fullest disclosure to Ceridian of all Ceridian Developments. I further agree to execute such documents and do such things as Ceridian may reasonably require from time to time to assign to Ceridian all right, title, and interest in and to all Ceridian Developments, and agree, at Ceridian’s expense, during the term of my employment and thereafter, to execute any and all applications or assignments relating to intellectual property including patents, copyrights, industrial designs and trademarks, and to execute any proper oath or verify any proper document in connection with carrying out the terms of this agreement, in each case as reasonably necessary.

2.0
In the event Ceridian is unable for any reason whatsoever to secure my signature to any lawful and necessary documents relating to paragraph 1 hereof and to apply for, or to prosecute, any applications for letters patent, copyright, designs or trademarks (foreign or domestic) in respect to the Ceridian Developments, I hereby irrevocably designate and appoint Ceridian and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, designs or trademarks thereon with the same legal force and effect as if executed by me.

3.0
At the time of leaving the employ of Ceridian I will deliver to Ceridian, and will not keep in my possession, nor deliver to anyone else, any and all information in any tangible form and all copies, partial copies, notes, summaries, records, descriptions, drawings, reports and other documents, data or materials of or relating to the Ceridian Developments or which contain or make reference to the Ceridian Developments, in my possession or control.

4.0
I hereby waive for the benefit of Ceridian and, where legally possible, assign to Ceridian any moral rights I have, or may in the future have, in any Ceridian Developments.

5.0
This agreement shall extend to and endure to the benefit of the successors and assigns of Ceridian and shall be binding upon me and my heirs, executors, administrators, successors and assigns.

APPENDIX D
INVENTIONS EXCLUDED UNDER CAL. LABOR CODE § 2870

Section 2870 of California Labor Code provides that an employee shall assign, or offer to assign, rights in invention to employer, as follows:

(a) Any provision and employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Pursuant herein, identified below are all inventions that have been made or conceived or first reduced to practice by myself alone or jointly with others prior to my employment with the Company. If there are no Inventions listed, I represents that I have made no such inventions.

(1)_______________________;

(2) _______________________;

(3)________________________;

(4) ________________________.

Add additional sheets of papers, if necessary.

_____________________________

Samer Alkharrat /s/ Samer Alkarrat

Employee Name – Printed Employee Name – Signature

6/5/2023

Date

EXHIBIT A

FORM OF RELEASE

Re: Separation Agreement and Release

Dear [xxx]:

As we have discussed with you, your employment with Ceridian HCM, Inc. (the “Company”) will end effective at the close of business on [DATE]. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific severance pay and benefits that the Company will provide you pursuant to Ceridian’s Severance Pay Plan dated [DATE] (the “Severance Pay Plan”), in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1. End of Employment. Your employment with the Company ended effective at the close of business on [DATE] (the “Separation Date”). Upon your receipt of your final paycheck, which includes payment for services through the Separation Date, you will have received all wages and other compensation owed to you by virtue of your employment with the Company or termination thereof. Upon your receipt of payment from the Company for your ending balance of any vested and unused Paid Days Off (“PDO”) as of your Separation Date (but not Time Away From Work (“TAFW”) which is not subject to payout), at your regular rate, you will have received all benefits owed to you by virtue of your employment with the Company or termination thereof (except as noted below). If applicable, information regarding your right to elect COBRA coverage will be sent to you via separate letter.

If applicable, all of your company-paid, additional and dependent life insurance automatically terminates on the last day of the month in which your Separation Date occurs. You may be eligible to continue life insurance at your expense in accordance with the provisions of the applicable plan(s).

If applicable, the health and dental coverage in which you and any of your dependents are currently enrolled through the Company terminates on the last day of the month in which your Separation Date occurs. You may be eligible to continue and/or participate in those employee benefits at your expense in accordance with the provisions of the applicable benefit plans under COBRA.

Business Travel Accident, Accidental Death and Dismemberment Insurance and short-term and long-term disability coverage all terminate at midnight on the Separation Date.

If you have equity award(s), relating to Ceridian HCM Holding Inc. common stock, your equity awards will be handled in accordance with the terms of the applicable plans and award agreements governing such equity awards. If applicable, you should review the applicable plans and award agreements to fully understand the impact of your termination on such equity award(s). You can review your equity awards information via your E*TRADE account.

You are not eligible for any other payments or benefits by virtue of your employment with the Company or termination thereof except for those expressly described in this Agreement. You will not receive the severance pay and benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to the Company by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement or any Business Protection Agreement.

2. Severance Pay and Benefits. In accordance with the terms of your employment agreement with the Company (“Employment Agreement”) and/or the Severance Pay Plan and specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, the Company agrees to provide you the following consideration, to which you are not otherwise entitled:

a. To pay you fifty-two (52) weeks of severance pay based on your ending base pay, in the gross amount of xxxx (USD), less applicable deductions and withholding. Such severance pay will be paid to you in substantially equal installments on the Company’s regular payroll dates beginning on the first administratively feasible payroll date following expiration of the rescission period(s) described in Section 5 below without rescission, and upon return of the company property as outlined herein.

b. If you elect to continue to participate in the Company’s group health insurance plan under COBRA, the Company will pay a portion of your COBRA premiums for such group health insurance coverage for you and your eligible dependents for the period of [xxxx]. Such portion shall be equal to the portion of the premiums the Company paid on your behalf for such coverage in your last month of employment. The Company will discontinue such payments prior to the end of such period if, and at such time as, you (i) are covered or eligible to be covered under the group health insurance plan of a new employer, or (ii) cease to participate, for whatever reason, in the Company’s group health insurance plan. The Company has the right to modify or terminate its group health insurance plan at any time and you will have the same right to participate in the Company’s group health insurance plan under COBRA only as is provided on an equivalent basis to the Company’s employees.

c. To provide you career transition services provided by the Company free of charge. Your use of such services must start within 3 months after the Separation Date.

For the avoidance of doubt, unless otherwise explicitly set forth in this Agreement, the above referenced payment and benefits will constitute the full amount of monies to be paid to you with respect to and in connection with your employment and the termination of your employment with the Company, including but not limited to any amounts claimed to be owing under a Company incentive, sales incentive plan, bonus plan or program, or other compensation arrangement for periods completed prior to or following the Separation Date, as they are not earned or owing.

Notwithstanding anything herein to the contrary, the severance pay set forth in Section 2(a) above shall be subject to termination and/or repayment as set forth in Section 4.5 of the Severance Pay Plan.

3. Release of Claims. Specifically, in consideration of the severance pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California (see Section 3.f. below), you hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, incentive or sales compensation, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, severance pay and/or benefits; tortious conduct, defamation, libel, slander, invasion of privacy, negligence, emotional distress; breach of implied or express contract (including, without limitation, arising under the Severance Pay Plan), estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution, the Minnesota Constitution, the California Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., any claim arising under Minn. Stat. Chapters 177 or 181; any claim for retaliation, including any claim for retaliation under Minn. Stat. Chapter 176; any claim arising under paid sick leave laws, any claims for wrongful termination in violation of public policy (Tameny claims), the California Fair Employment and Housing Act, Cal. Gov’t

Code § 12900 et seq., California Family Rights Act, Cal. Gov’t Code § 12945.1, et seq., the California Unruh Civil Rights Act, Cal. Civ. Code §§ 51-54.3, California Discrimination in Payment on Basis of Sex, Cal. Lab. Code §§ 1197.5, 1199 and 1199.5, California Labor Code Section 1102.5, the California Healthy Workplaces, Healthy Families Act, Cal. Lab. Code § 245 et seq., and all other waivable claims arising under applicable federal, state or local law. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with the Company.

c. If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency.

d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Sections 1 and 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have to workers compensation benefits, (6) any rights you have to unemployment compensation benefits, (7) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the California Department of Fair Employment and Housing (“CDFEH”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency, subject to Section 3(c) above, (8) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, CDFEH, NLRB, OSHA, SEC or other governmental agency, (9) any rights you may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (10) any rights that you may have under Section 3.10 of the Employment Agreement, or (11) if applicable, any rights you have with regard to equity awards with the Company or its affiliated entities.

e. The “Released Parties,” as used in this Agreement, shall mean Ceridian HCM, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Released Parties in their official and individual capacities.

f. Except as set forth in this Agreement, you understand and agree that this release SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED CLAIMS,

ACTIONS OR DEMANDS OF ANY KIND WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH YOUR EMPLOYMENT BY THE COMPANY OR THE TERMINATION OF THAT EMPLOYMENT, AS WELL AS THOSE KNOWN AND ANTICIPATED. You hereby waive any and all rights under Section 1542 of the Civil Code of the State of California and irrevocably and unconditionally release and forever discharge the Company from and with respect to all claims described in Section 3 of this Agreement. Section 1542 has been duly explained to you and reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You further acknowledge that you are aware that you may hereafter discover facts in addition to or different from those you know or believe to be true with respect to the disputes that are resolved by this Agreement, but that it is your intention to fully, finally, and forever release all claims related to those disputes, whether or not you know about them.

4. Notice of Right to Consult Attorney. By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that you have the right to consult with an attorney of your choice prior to signing this Agreement.

5. Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement. In order to be effective, the rescission must (a) be in writing; (b) delivered to Ceridian HCM, Inc., 3311 East Old Shakopee Road, Minneapolis, MN, 55425, Attention: Payroll Department, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to the Payroll Department, as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, the Company will have no obligation to provide you the payments and benefits described in Section 2 of this Agreement and you will be obligated to return to the Company any payment(s) and benefits already received in connection with Section 2 of this Agreement.

6. Return of Property and Other Acknowledgements. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company. You agree and represent that you have returned to the Company all of its property, including but not limited to, any car, cell phone, keys, key cards, computer and computer equipment, all data, files, documents and property within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of the Company. If you have been issued a corporate credit card, it will be deactivated. Please properly shred it and securely dispose of it. You acknowledge and agree that you have been paid properly and fully for all hours of work and have received all benefits due to you. You acknowledge and agree that TAFW does not accrue or vest and is not subject to payout. You acknowledge and agree that if you sustained any work-related injuries or illnesses in connection with your employment with the Company, you have reported it to the Company and a claim for workers compensation insurance benefits was or has been filed.

7. Confidential and Proprietary Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with the Company to confidential, proprietary and trade secret information of the Company and its clients. You acknowledge that you have not used or disclosed (other than for the Company’s and its clients’ benefit during your employment with the Company) and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any such confidential, proprietary or trade secret information.

You are hereby notified that nothing in this Agreement or elsewhere is intended to or will be used in any way to prevent disclosure of a trade secret in accordance with the immunity provisions set forth in Section 7 of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning disclosure (i) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (ii) under seal in connection with a lawsuit (including an anti-retaliation lawsuit).

8. Cooperation. You agree that through [date], you will respond to the Company in a timely and helpful manner via email or telephone should it have questions for you regarding your work for the Company such as, but not limited to, status of projects, location of data and documents, and passwords.

9. Non-Disparagement and Confidentiality. You promise and agree not to disparage the Released Parties, the Company’s employees, products or services. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between the Company and any employee or former employee, including yourself. Nothing in this Section 9 or this Agreement shall limit or prohibit you from discussing this confidential information with your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or from communicating freely and truthfully with tax authorities, the unemployment compensation department, law enforcement, other government agencies, or as otherwise required by law. In addition, in accordance with California SB 331, you are hereby notified that nothing in this Section 9 or this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

10. Remedies. If you breach any term of this Agreement or a Business Protection Agreement, the Company shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement and payment by you of its attorneys’ fees and costs. If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

11. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Released Parties or you of any liability or unlawful conduct whatsoever. The Released Parties and you specifically deny any liability or unlawful conduct.

12. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Released Parties.

13. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

14. Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of California, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of California, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

15. Full Agreement. This Agreement contains the full agreement between you and the Company and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties. Notwithstanding the foregoing, if you have previously signed an agreement or agreements with the Company or any of its affiliated entities containing confidentiality, trade secret, noncompetition, nonsolicitation, intellectual property, return of property, and/or similar provisions (a “Business Protection Agreement”), your obligations under such agreement(s) shall continue in full force and effect according to their terms and survive the termination of your employment; provided, however, if you are party to any post-employment non-competition or customer non-solicitation agreements with the Company, the Company acknowledges and agrees that such agreements do not apply to you as a California-based employee.

16. Counterparts. This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

17. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against the Company and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The deadline for accepting this Agreement is 5:00 p.m. on the tenth (10th) business day following your receipt of this Agreement (the “Offer Expiration”). If not accepted by such time, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to [Omitted] no later than the Offer Expiration. Please keep a copy for your records.

Thank you for your service to Ceridian. We wish you all the best.

Sincerely,

[date].

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, xxxx, acknowledge and agree to the following:

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I have had adequate time to consider whether to sign this Separation Agreement and Release.
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I have read this Separation Agreement and Release carefully.
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I understand and agree to all of the terms of the Separation Agreement and Release.
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I am knowingly and voluntarily releasing my claims against the Company and the other persons and entities defined as the Released Parties.
•
I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release.
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I intend this Separation Agreement and Release to be legally binding.
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I am signing this Separation Agreement and Release on or after my last day of employment with the Company.

Accepted this day of , .

_______________________________

xxx